Exhibit 99.1
KATY NEWS
FOR IMMEDIATE RELEASE

KATY INDUSTRIES, INC.
REPORTS 2013 FOURTH QUARTER RESULTS

BRIDGETON, MO – March 31, 2014 – Katy Industries, Inc. (OTC BB: KATY) today reported a net loss in the fourth quarter of 2013 of $1.0 million, or $0.13 per share, versus a net loss of $9.1 million, or $1.14 per share, in the fourth quarter of 2012. The fourth quarter 2012 included a one-time impairment charge of $1.9 million and a loss from discontinued operations of $5.9 million. Loss from continuing operations was $0.7 million in the fourth quarter of 2013 compared to $3.1 million in the fourth quarter of 2012. Operating loss was $0.6 million, or 3.4% of net sales, in the fourth quarter of 2013. Excluding the one-time impairment charge the operating loss was $1.0 million, or 5.6% of net sales in the fourth quarter of 2012.

Financial highlights for the fourth quarter of 2013, as compared to the same period in the prior year, included:

•	Net sales in the fourth quarter of 2013 were $18.4 million, an increase of $0.1 million from the fourth quarter of 2012. Net sales increased primarily as a result of a volume increase in our Continental business unit, which was partially offset by a volume shortfall in our Wilen business unit.

•	Gross margin was 13.3% in the fourth quarter of 2013, a decrease from 15.9% in the fourth quarter of 2012. The decrease was primarily a result of higher raw material prices.

•	Selling, general and administrative expenses were $3.1 million for the fourth quarter of 2013 compared to $3.9 million in the fourth quarter of 2012. The reduction was primarily due to headcount reductions and more favorable claims experience related to casualty insurance in the current year.

Katy also reported a net loss for the year ended December 31, 2013 of $1.5 million, or $0.19 per share, versus a net loss of $15.2 million, or $1.90 per share, for the year ended December 31, 2012. The year ended December 31, 2012 included a one-time impairment charge of $1.9 million and a loss from discontinued operations of $9.7 million. Loss from continuing operations was $1.6 million in 2013 compared to $5.4 million in 2012. Operating loss was $1.0 million, or 1.2% of net sales.  Excluding the one-time impairment charge the operating loss was $3.0 million, or 3.7% of net sales for the year ended December 31, 2012.

Financial highlights for the year ended December 31, 2013, as compared to the year ended December 31, 2012, included:

•	Net sales for the year ended December 31, 2013 were $78.3 million, a decrease of $2.1 million, or 2.6%, compared to 2012. The majority of the decrease was a result of volume shortfall in our Wilen unit, which was partially offset by a volume increase in our Continental business unit.

•	Gross margin was 15.2% for the year ended December 31, 2013, a decrease of 0.1 percentage point from the prior year. Gross margin was impacted by an unfavorable LIFO adjustment of $0.1 million for the year ended December 31, 2013 as compared to $0.6 million for the year ended December 31, 2012. Excluding the LIFO adjustment in both periods, gross margin decreased by 0.7 percentage points from the year ended December 31, 2012. The decrease was primarily a result of higher raw material costs.

•	Selling, general and administrative expenses were $12.3 million for the year ended December 31, 2013, a $3.0 million decrease from the prior year. The decrease was primarily due to one-time settlements, headcount reductions and better insurance experience.

During 2013 Katy closed its Glit division and sold property, equipment and intangibles, which were reported as assets held for sale as of December 31, 2012. All other working capital items were settled in the ordinary course of business.  Income from discontinued operations was $0.1 million for the year ended December 31, 2013 compared to a loss from discontinued operations of $9.7 million for the year ended December 31, 2012.

Operations provided $1.8 million of free cash flow in 2013 compared to providing $2.7 million during the prior year. The decrease is primarily due to the prior year having a refund of $2.6 million of cash collateralization of letters of credit in connection with the termination of the PNC Credit Agreement, which was partially offset by an increase in accounts payable. Free cash flow, a non-GAAP financial measure, is discussed further below.

Debt at December 31, 2013 was $7.7 million versus $10.9 million at December 31, 2012.

“The fourth quarter saw higher raw material prices which negatively impacted gross margin.” said David J. Feldman, Katy’s President and Chief Executive Officer. “In 2013 we were able to significantly reduce our net loss and outstanding debt. We look forward to continued earnings improvement in 2014.”

Non-GAAP Financial Measures
To provide transparency about measures of Katy’s financial performance which management considers most relevant, the Company supplements the reporting of Katy’s consolidated financial information under GAAP with a non-GAAP financial measure, Free Cash Flow.  Free Cash Flow is defined by Katy as cash flow from operating activities less capital expenditures. A reconciliation of this non-GAAP measure to a comparable GAAP measure is provided in the “Statements of Cash Flows” accompanying this press release. This non-GAAP financial measure should be considered in addition to, and not as a substitute or superior to, the other measures of financial performance prepared in accordance with GAAP. Using only the non-GAAP financial measure to analyze the Company’s performance would have material limitations because its calculation is based on the subjective determinations of management regarding the nature and classification of events and circumstances that investors may find material.  Management compensates for these limitations by utilizing both the GAAP and non-GAAP measures reflected below to understand and analyze the results of its business. Katy believes this measure is nonetheless useful to management and investors in measuring cash generated that is available for repayment of debt obligations, investment in growth through acquisitions, new business development and stock repurchases.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended.  Forward-looking statements include all statements of the Company’s plans, beliefs or expectations with respect to future events or developments and often may be identified by such words or phrases as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “projects,” “may,” “should,” “will,” “continue,” “is subject to,” or similar expressions.  These forward-looking statements are based on the opinions and beliefs of Katy’s management, as well as assumptions made by, and information currently available to, the Company’s management.  Additionally, the forward-looking statements are based on Katy’s current expectations and projections about future events and trends affecting the financial condition of its business.  The forward-looking statements are subject to risks and uncertainties that may lead to results that differ materially from those expressed in any forward-looking statement made by the Company or on its behalf.  These risks and uncertainties include, without limitation, conditions in the general economy and in the markets served by the Company, including changes in the demand for its products; success of any restructuring or cost control efforts; an increase in interest rates; competitive factors, such as price pressures and the potential emergence of rival technologies; interruptions of suppliers’ operations or other causes affecting availability of component materials or finished goods at reasonable prices; changes in product mix, costs and yields; labor issues at the Company’s facilities or those of its suppliers; legal claims or other regulator actions; and other risks identified from time to time in the Company’s filings with the SEC, including its Report on Form 10-K for the year ended December 31, 2013. Katy undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Katy Industries, Inc. is a diversified corporation focused on the manufacture, import and distribution of commercial cleaning products and consumer home products.

Company contact:
Katy Industries, Inc.
James W. Shaffer
(314) 656-4321

KATY INDUSTRIES, INC. SUMMARY OF OPERATIONS - UNAUDITED
(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2013	2012	2013	2012

Net sales	$18,439	$18,346	$78,256	$80,315
Cost of goods sold	15,995	15,430	66,359	68,060
Gross profit	2,444	2,916	11,897	12,255
Selling, general and administrative expenses	3,051	3,937	12,287	15,224
Severance, restructuring and related charges	17	-	338	-
Impairment of long-lived assets	-	1,934	-	1,934
Loss on disposal of assets	-	-	230	-
Operating loss	(624)	(2,955)	(958)	(4,903)
Interest expense	(89)	(171)	(767)	(730)
Other, net	34	15	171	279
Loss from continuing operations before income tax benefit	(679)	(3,111)	(1,554)	(5,354)
Income tax expense from continuing operations	(4)	(17)	(21)	(19)
Loss from continuing operations	(683)	(3,128)	(1,575)	(5,373)
(Loss) income from operations of discontinued business (net of tax)	(300)	(6,260)	73	(9,453)
Gain on sale of discontinued business (net of tax)	-	336	-	(280)
Net loss	$(983)	$(9,052)	$(1,502)	$(15,106)

Net loss	$(983)	$(9,052)	$(1,502)	$(15,106)
Other comprehensive (loss) income
Foreign currency translation	(26)	(25)	(71)	36
Pension and other postretirement benefits	1,686	(138)	1,686	(138)
Total comprehensive income (loss)	$677	$(9,215)	$113	$(15,208)

Net loss per share of common stock - Basic and Diluted:
Loss from continuing operations	$(0.09)	$(0.39)	$(0.20)	$(0.68)
Discontinued operations	(0.04)	(0.75)	0.01	(1.22)
Net loss	$(0.13)	$(1.14)	$(0.19)	$(1.90)

Weighted average common shares outstanding:
Basic and Diluted	7,951	7,951	7,951	7,951

Other Information:

LIFO adjustment (income) expense	$(50)	$(55)	$129	$623

KATY INDUSTRIES, INC. BALANCE SHEETS - UNAUDITED
(In thousands)

	December 31,	December 31,
Assets	2013	2012
Current assets:
Cash	$708	$621
Accounts receivable, net	7,206	9,270
Inventories, net	10,004	12,733
Other current assets	663	1,456
Assets held for sale	74	1,675
Total current assets	18,655	25,755

Other Assets	1,375	1,835

Property and equipment	55,495	55,118
Less: accumulated depreciation	(48,533)	(46,716)
Property and equipment, net	6,962	8,402

Total assets	$26,992	$35,992

Liabilities and stockholders' (deficit) equity
Current liabilities:
Accounts payable	$5,983	$6,172
Book overdraft	264	493
Accrued expenses	8,473	10,198
Payable to related party	2,750	2,250
Deferred revenue	186	688
Revolving credit agreement	7,706	10,903
Total current liabilities	25,362	30,704

Deferred revenue	316	1,917
Other liabilities	3,794	5,964
Total liabilities	29,472	38,585

Stockholders' (deficit) equity:
Convertible preferred stock	108,256	108,256
Common stock	9,822	9,822
Additional paid-in capital	27,110	27,110
Accumulated other comprehensive loss	(848)	(2,463)
Accumulated deficit	(125,383)	(123,881)
Treasury stock	(21,437)	(21,437)
Total stockholders' (deficit) equity	(2,480)	(2,593)

Total liabilities and stockholders' (deficit) equity	$26,992	$35,992

KATY INDUSTRIES, INC. STATEMENTS OF CASH FLOWS - UNAUDITED
(In thousands)

	Twelve Months Ended
	December 31,	December 31,
	2013	2012
Cash flows from operating activities:
Net loss	$(1,502)	$(15,106)
(Income) loss from discontinued operations	(73)	9,733
Loss from continuing operations	(1,575)	(5,373)
Depreciation and amortization	2,034	2,412
Impairment of long-lived assets	-	1,934
Write-off and amortization of debt issuance costs	209	238
Stock-based compensation	13	(11)
Loss on sale or disposal of assets	230	-
	911	(800)
Changes in operating assets and liabilities:
Accounts receivable	(446)	934
Inventories	654	899
Other assets	579	3,218
Accounts payable	664	(2,346)
Accrued expenses	(594)	649
Payable to related party	500	500
Deferred revenue	(195)	(186)
Other	(511)	227
	651	3,895

Net cash provided by continuing operations	1,562	3,095
Net cash provided by discontinued operations	764	458
Net cash provided by operating activities	2,326	3,553

Cash flows from investing activities:
Capital expenditures	(566)	(844)
Net cash used in continuing operations	(566)	(844)
Net cash provided by discontinued operations	1,913	863
Net cash provided by investing activities	1,347	19

Cash flows from financing activities:
Net repayments on revolving loans	(3,197)	(3,481)
Decrease in book overdraft	(229)	(453)
Net cash used in financing activities	(3,426)	(3,934)

Effect of exchange rate changes on cash from continuing operations	(142)	456
Effect of exchange rate changes on cash from discontinued operations	(18)	(203)
Net Effect of exchange rate changes on cash	(160)	253
Net decrease in cash	87	(109)
Cash, beginning of period	621	730
Cash, end of period	$708	$621

Reconciliation of free cash flow to GAAP Results:

Net cash provided by operating activities	$2,326	$3,553
Capital expenditures	(566)	(844)
Free cash flow	$1,760	$2,709